Advanced Series Trust
For the annual period ended 12/30/09
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.  Name of Fund:
  Advanced Series Trust - Small Cap Value Portfolio (JPM sleeve)

1.  Name of Issuer:  Cloud Peak Energy Inc.

2.  Date of Purchase:  11/19/09

3.  Number of Securities Purchased:  34,400

4.  Dollar Amount of Purchase:  $516,000

5.  Price per Unit:  $15.00

6.  Name(s) of Underwriter(s) or Dealer(s) from whom purchased:
Morgan Stanley & Co.

7.  Other Members of the Underwriting Syndicate:
J.P. Morgan, RBC Capital Markets, Credit Suisse, Morgan Stanley,
Calyon Securities, Scotia Capital, SG Americas Securities, Wells
Fargo, BMO Capital Markets, Citigroup Global, ING Financial
Markets, Natixis Bleichroeder, PNC Capital Markets, Raymond James, SunTrust Robinson Humphrey, Capital One Southcoast.